EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 6/30/25 to 8/1/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
6/30/2025	Sell	14,420	9.68
7/22/2025	Sell	2,523	9.58
7/23/2025	Sell	2,205	9.51
7/24/2025	Sell	6,151	9.50
7/25/2025	Sell	11,448	9.46
7/28/2025	Sell	11,893	9.42
7/29/2025	Sell	18,165	9.41
8/1/2025	Sell	35,713	9.48